Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Fourth Quarter 2023 Financial Results

COSTA MESA, CA – March 7, 2024 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended December 27, 2023.

Highlights for the fourth quarter ended December 27, 2023 compared to the fourth quarter ended December 28, 2022 were as follows:

●	Total revenue was $112.2 million compared to $115.9 million.
●	System-wide comparable restaurant sales(1) increased 0.9%.
●	Income from operations was $7.5 million compared to $9.5 million.
●	Restaurant contribution(1) was $14.8 million, or 15.8% of company-operated restaurant revenue, compared to $14.7 million, or 14.7% of company-operated restaurant revenue.
●	Net income was $4.4 million, or $0.14 per diluted share, compared to net income of $6.5 million, or $0.18 per diluted share.
●	Adjusted net income(1) was $5.2 million, or $0.16 per diluted share, compared to $6.0 million, or $0.16 per diluted share.
●	Adjusted EBITDA(1) was $13.6 million, compared to $13.3 million.

(1)	System-wide comparable restaurant sales, restaurant contribution, adjusted net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Key Financial Definitions.” A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Maria Hollandsworth, President and Chief Operating Officer of El Pollo Loco Holdings, Inc., stated, “We are pleased with the progress our team has made during the fourth quarter as they execute against our initiatives geared toward top-line growth and profitability improvements. As we look into 2024, we aim to lean into what makes El Pollo Loco unique – our one-of-a-kind, better-for-you marinated flame grilled chicken that delivers a truly special flavor that our customers crave. Through menu innovations, marketing initiatives and renewed focus on four-wall operational excellence, we will build upon the foundation we have laid down last year to unlock the immense potential we have ahead of us.”

Fourth Quarter 2023 Financial Results

Company-operated restaurant revenue in the fourth quarter of 2023 decreased to $94.0 million, compared to $99.6 million in the fourth quarter of 2022, mainly due to a $5.8 million decrease in revenue primarily from the 18 company-operated restaurants sold by the Company to existing franchisees and the decrease in company-operated comparable restaurant revenue of $0.2 million, or 0.2%. This company-operated restaurant revenue decrease was partially offset by $0.5 million increase due to additional sales from restaurants opened during the prior quarters.

Franchise revenue in the fourth quarter of 2023 increased 17.0% to $11.0 million. This increase was primarily due to revenue generated from 18 company-operated restaurants sold by the Company to existing franchisees and the opening of five restaurants, in each case, during or subsequent to the fourth quarter of 2022. In addition, this increase was due to a franchise comparable restaurant sales increase of 1.6%.

Income from operations in the fourth quarter of 2023 was $7.5 million, compared to $9.5 million in the fourth quarter of 2022. Restaurant contribution was $14.8 million, or 15.8% of company-operated restaurant revenue, compared to $14.7 million, or 14.7% of company-operated restaurant revenue in the fourth quarter of 2022. The increase in restaurant contribution as a percentage of company-operated restaurant revenue was largely due to higher menu prices combined with better operating efficiencies.

General and administrative expenses in the fourth quarter of 2023 was $10.6 million, compared to $9.6 million in the fourth quarter of 2022. The increase was due primarily to a $0.6 million increase in executive transition costs and a $0.4 million increase in other general and administrative expenses.

Net income for the fourth quarter of 2023 was $4.4 million, or $0.14 per diluted share, compared to net income of $6.5 million, or $0.18 per diluted share, in the fourth quarter of 2022. Adjusted net income was $5.2 million, or $0.16 per diluted share, during the fourth quarter of 2023, compared to $6.0 million, or $0.16 per diluted share, during the fourth quarter of 2022.

On October 31, 2023, the Company approved a share repurchase program under which the Company is authorized to repurchase up to $20.0 million of shares of the Company’s common stock. The repurchase program will terminate on March 31, 2025, may be modified, suspended or discontinued at any time, and does not obligate the Company to acquire any particular number of shares.

On November 29, 2023, the Company entered into a Stock Repurchase Agreement with FS Equity Partners V, L.P. and FS Affiliates V, L.P. (together, the “Sellers”), pursuant to which the Company agreed to purchase an aggregate of 1,500,000 shares of the Company’s common stock from the Sellers at a price of $8.40 per share, representing the closing price of such shares as listed on Nasdaq on November 29, 2023, for a total purchase price of $12,600,000 (the “repurchase”). The shares were repurchased pursuant to the Company’s share repurchase program. The repurchase was completed on December 4, 2023. Following completion of this repurchase, approximately $7.4 million of our common stock remained available for repurchase under the share repurchase program at December 27, 2023.

As of December 27, 2023, after net borrowings of $4.0 million on its five-year senior-secured revolving credit facility during the fourth quarter, the Company’s outstanding debt balance was $84.0 million with $7.3 million in cash and cash equivalents.

Subsequent Events

Subsequent to the quarter-end, on February 13, 2024, the Company announced that its Board of Directors has appointed Elizabeth Williams as the new Chief Executive Officer of the Company and as a member of the Board, effective March 11, 2024. Ms. Williams will succeed Maria Hollandsworth, who has served as the Company’s interim Chief Executive Officer since November 3, 2023. Ms. Hollandsworth has been appointed as President of the Company and will also continue to serve as the Company’s Chief Operating Officer.

Further, the Company paid down $3.0 million on its 2022 Revolver and outstanding borrowings as of March 7, 2024 were $81.0 million.

2024 Outlook

The Company is providing the following expectations for the remainder of 2024:

●	The opening of two new company-owned restaurants and five to seven new franchised restaurants.
●	Capital spend of $25.0 - $28.0 million.
●	G&A expense between $45.0 and $47.0 million.
●	Adjusted income tax rate of 27.0 – 28.0%.

Definitions of Non-GAAP and other Key Financial Measures

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of income is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that the presentation of system-wide sales provides useful information to investors because it is a measure that is widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Company-operated restaurant revenue consists of sales of food and beverages in company-operated restaurants net of promotional allowances, employee meals, and other discounts. Company-operated restaurant revenue in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, and comparable restaurant sales. Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically lower in the first and fourth quarters due to reduced January and December transactions and higher in the second and third quarters. As a result of seasonality, our quarterly and annual results of operations and key performance indicators such as company-operated restaurant revenue and comparable restaurant sales may fluctuate.

Comparable restaurant sales reflect year-over-year sales changes for comparable company-operated, franchised and system-wide restaurants. A restaurant enters our comparable restaurant base the first full week after it has operated for 15 months. Comparable restaurant sales exclude restaurants closed during the applicable period. At December 27, 2023, there were 470 comparable restaurants, 178 company-operated and 292 franchised. Comparable restaurant sales indicate the performance of existing restaurants, since new restaurants are excluded. Comparable restaurant sales growth can be generated by an increase in the number of meals sold and/or by increases in the average check size, resulting from a shift in menu mix and/or higher prices resulting from new products or price increases. Because other companies may calculate this measure differently than we do, comparable restaurant sales as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes that comparable restaurant sales is a valuable metric for investors to evaluate the performance of our store base, excluding the impact of new stores and closed stores.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper cost, labor and related expenses, and occupancy and other operating expenses, where applicable. Restaurant contribution therefore excludes franchise revenue, franchise advertising fee revenue and franchise expenses as well as certain other costs, such as general and administrative expenses, franchise expenses, depreciation and amortization, impairment and closed-store reserve, loss on disposal of assets and other costs that are considered corporate-level expenses and are not considered normal operating costs of our restaurants. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our restaurants, and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Management uses restaurant contribution and restaurant contribution margin as key metrics to evaluate the profitability of incremental sales at our restaurants, to evaluate our restaurant performance across periods, and to evaluate our restaurant financial performance compared with our competitors. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors, because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. Management further believes restaurant level operating margin is useful to investors to highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization, and adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, amortization, and items that we do not consider representative of our ongoing operating performance, as identified in the reconciliation table included under “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA” in the accompanying financial tables at the end of this release. EBITDA and adjusted EBITDA as presented in this release are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. EBITDA and adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are (i) they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) they do not reflect changes in, or cash requirements for, our working capital needs, (iii) they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements, (v) they do not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our on-going operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial measures. We further compensate for the limitations in our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

Management believes that EBITDA and adjusted EBITDA facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or NOLs) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and adjusted EBITDA because (i) management believes that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) management believes that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use EBITDA and adjusted EBITDA internally as benchmark to compare our performance to that of our competitors.

Adjusted net income is neither required by, nor presented in accordance with, GAAP. Adjusted net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of  28.4% and 27.2% for the thirteen and fifty-two weeks ended December 27, 2023, respectively, and 26.5% for both the thirteen and fifty-two weeks ended December 28, 2022, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement, valuation allowance and other discrete items) and applied after giving effect to the foregoing adjustments. Because other companies may calculate these measures differently than we do, adjusted net income as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes adjusted net income is an important supplement to GAAP measures that enhances the overall understanding of our operating performance and long-term profitability, and enables investors to more effectively compare the Company’s performance to prior and future periods.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2023 today at 4:30 PM Eastern Time. Maria Hollandsworth, President and Chief Operating Officer and Ira Fils, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13744397. The replay will be available until Thursday, March 21, 2024. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 490 company-owned and franchised restaurants in Arizona, California, Nevada, Colorado, Texas, Utah, and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include our 2024 outlook and statements regarding the expected results of our initiatives and our ability to capture opportunities and attract franchisees, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: our ability to open new restaurants or establish new markets; our ability to compete successfully, including with other quick-service and fast casual restaurants; our vulnerability to changes in political and economic conditions and consumer preferences; our ability to attract, develop, assimilate, and retain employees; our vulnerability to adverse changes in regions where we are geographically concentrated; our ability to execute our business continuity and response plan following a major disaster such as a natural disaster, terrorism, social unrest or a cybersecurity incident affecting our corporate facilities; our ability to effectively identify and secure appropriate sites for new restaurants; the possibility that we may continue to incur significant impairment of certain of our assets, in particular in our new markets; changes in food and supply costs, especially for chicken, labor, construction and utilities; the impacts of public health crises, including the COVID-19 pandemic; negative publicity, whether or not valid, including information posted on social media platforms; our ability to continue to expand our digital business, delivery orders and catering; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 28, 2022, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, all of which are or will be available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures that are supplemental measures of the operating performance of our business and restaurants: System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and adjusted EBITDA, and Adjusted net income. Our calculations of these non-GAAP financial measures may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe these measures they provide useful information about our operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Additional information about these non-GAAP financial measures (System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and adjusted EBITDA, and Adjusted net income) is provided under “Definitions of Non-GAAP and other Key Financial Measures” above. For a reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see “Unaudited Reconciliation of System-Wide Sales to Company-Operated Restaurant Revenue and Total Revenue,” “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA,” “Unaudited Reconciliation of Net Income to Adjusted Net Income” and “Unaudited Reconciliation of Income from Operations to Restaurant Contribution” in the accompanying financial tables at the end of this press release.

Investor Contact:

Jeff Priester

ICR

Investors@elpolloloco.com

Media Contact:

Carmen Hernandez

Edible

EPL.Media@Edible-Inc.com

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	December 27, 2023		December 28, 2022		December 27, 2023		December 28, 2022
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$93,960	83.7	$99,633	85.9	$398,437	85.0	$403,218	85.8
Franchise revenue	10,956	9.8	9,363	8.1	41,002	8.7	38,225	8.1
Franchise advertising fee revenue	7,331	6.5	6,926	6.0	29,225	6.3	28,516	6.1
Total revenue	112,247	100.0	115,922	100.0	468,664	100.0	469,959	100.0
Cost of operations:
Food and paper cost (1)	25,322	26.9	28,188	28.3	108,250	27.2	117,774	29.2
Labor and related expenses (1)	30,334	32.3	31,807	31.9	127,244	31.9	130,773	32.4
Occupancy and other operating expenses (1)	23,647	25.2	24,946	25.0	101,398	25.4	101,543	25.2
Gain on recovery of insurance proceeds, lost profits, net (1)	(176)	(0.2)	—	—	(327)	(0.1)	—	—
Company restaurant expenses (1)	79,127	84.2	84,941	85.2	336,565	84.5	350,090	86.8
General and administrative expenses	10,574	9.4	9,605	8.3	42,025	9.0	39,093	8.3
Franchise expenses	10,297	9.2	8,854	7.6	38,404	8.2	36,169	7.7
Depreciation and amortization	3,958	3.5	3,673	3.2	15,235	3.3	14,418	3.1
Loss (gain) on disposal of assets	226	0.2	36	0.0	192	0.0	165	0.0
Gain on recovery of insurance proceeds, property, equipment and expenses	(5)	(0.0)	—	—	(247)	(0.1)	—	—
Gain on disposition of restaurants	—	—	(848)	(0.7)	(5,034)	(1.1)	(848)	(0.2)
Impairment and closed-store reserves	609	0.5	154	0.1	1,732	0.4	752	0.2
Total expenses	104,786	93.4	106,415	91.8	428,872	91.5	439,839	93.6

Income from operations	7,461	6.6	9,507	8.2	39,792	8.5	30,120	6.4
Interest expense, net	1,449	1.3	720	0.6	4,811	1.1	1,677	0.4
Income tax receivable agreement expense (income)	(2)	(0.0)	(91)	(0.1)	103	0.0	(436)	(0.1)
Income before provision for income taxes	6,014	5.4	8,878	7.7	34,878	7.4	28,879	6.1
Provision for income taxes	1,663	1.5	2,342	2.1	9,324	1.9	8,078	1.7
Net income	$4,351	3.9	$6,536	5.6	$25,554	5.5	$20,801	4.4
Net income per share:
Basic	$0.14		$0.18		$0.75		$0.57
Diluted	$0.14		$0.18		$0.74		$0.57
Weighted average shares used in computing net income per share:
Basic	31,933,975		36,442,572		34,253,542		36,350,579
Diluted	32,023,032		36,651,471		34,374,706		36,575,904

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SLECTED CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	December 27, 2023	December 28, 2022
Selected Balance Sheet Data:
Cash and cash equivalents	$7,288	$20,493
Total assets	592,301	597,218
Total debt	84,000	66,000
Total liabilities	341,605	316,070
Total stockholders’ equity	250,696	281,148

	Fifty-Two Weeks Ended
	December 27, 2023	December 28, 2022
Selected Operating Data:
Company-operated restaurants at end of period	172	188
Franchised restaurants at end of period	323	302
Company-operated:
Comparable restaurant sales growth	0.3%	3.7%
Restaurants in the comparable base	178	184

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
(Dollar amounts in thousands)	December 27, 2023	December 28, 2022	December 27, 2023	December 28, 2022
Company-operated restaurant revenue	$93,960	$99,633	$398,437	$403,218
Franchise revenue	10,956	9,363	41,002	38,225
Franchise advertising fee revenue	7,331	6,926	29,225	28,516
Total Revenue	112,247	115,922	468,664	469,959
Franchise revenue	(10,956)	(9,363)	(41,002)	(38,225)
Franchise advertising fee revenue	(7,331)	(6,926)	(29,225)	(28,516)
Sales from franchised restaurants	163,659	154,468	651,777	635,819
System-wide sales	$257,619	$254,101	$1,050,214	$1,039,037

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2023	December 28, 2022	December 27, 2023	December 28, 2022
Adjusted EBITDA:
Net income, as reported	$4,351	$6,536	$25,554	$20,801
Non-GAAP adjustments:
Provision for income taxes	1,663	2,342	9,324	8,078
Interest expense, net of interest income	1,449	720	4,811	1,677
Depreciation and amortization	3,958	3,673	15,235	14,418
EBITDA	$11,421	$13,271	$54,924	$44,974
Stock-based compensation expense (a)	823	685	3,337	3,491
Loss on disposal of assets (b)	226	36	192	165
Impairment and closed-store reserves (c)	609	154	1,732	752
Gain on disposition of restaurants (d)	—	(848)	(5,034)	(848)
Income tax receivable agreement (income) expense (e)	(2)	(91)	103	(436)
Securities class action legal expense (f)	—	—	—	443
Special dividend (g)	—	—	129	350
Legal settlements (h)	—	—	—	(541)
Special legal expenses (i)	(162)	—	137	—
Shareholder advisory fees (j)	—	—	293	—
Gain on recovery of insurance proceeds (k)	(5)	—	(399)	—
Executive transition costs (l)	618	—	618	—
Severance (m)	—	—	1,055	—
Pre-opening costs (n)	42	46	269	326
Adjusted EBITDA	$13,570	$13,253	$57,356	$48,676

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of property and equipment and ROU assets and closing restaurants. During the quarter and year ended December 27, 2023, we recorded non-cash impairment charges of $0.5 and $1.5 million, respectfully, primarily related to the carrying value of the property and equipment assets of one restaurant in Nevada and the ROU assets of one restaurant in California. During the quarter and year ended December 28, 2022, we recorded non-cash impairment charges of $0.1 million and $0.5 million, respectively, primarily related to the property and equipment assets of two restaurants in California.

During the quarter and year ended December 27, 2023, we recognized $0.1 million and $0.2 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations. During the quarter and year ended December 28, 2022, we recognized $0.1 million and $0.3 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(d)	During the year ended December 27, 2023, we completed the sale of 18 company-operated restaurants within California, Utah and Texas to existing franchisees. These sales during 2023 resulted in cash proceeds of $7.7 million and a net gain on sale of restaurants of $5.0 million for the year ended December 27, 2023.

During the year ended December 28, 2022, we completed the sale of three company-operated restaurants within the Orange County area to an existing franchisee. This sale during 2022 resulted in cash proceeds of $1.0 million and a net gain on sale of restaurants of $0.8 million for the year ended December 28, 2022.

(e)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our NOLs and other tax attributes attributable to preceding periods. For the quarter and year ended December 27, 2023 and December 28, 2022, income tax receivable agreement (income) expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(f)	Consists of costs and recoveries related to the defense of securities lawsuits.

(g)	Consists of costs related to a special dividend declaration. On October 11, 2022, the Board of Directors declared a special dividend of $1.50 per share on the common stock of the Company. The special dividend was paid on November 9, 2022, to stockholders of record, including holders of restricted stock, at the close of business on October 24, 2022.
(h)	Includes $0.5 million received from legal settlements, net of legal expenses.
(i)	Consists of legal costs related to the share distribution that occurred on March 28, 2023.
(j)	Consists of advisory fees pertaining to a Shareholder Rights Agreement adopted in connection with a shareholder’s accumulation of a significant amount of shares of our common stock.
(k)	During fiscal 2023 and fiscal 2022, two of our restaurants incurred damage resulting from a fire. In fiscal 2023, we incurred costs directly related to the fire of less than $0.1 million. We recognized gains of $0.2 million, related to the reimbursement of property and equipment and expenses incurred and $0.3 million related to the reimbursement of lost profits. The gain on recovery of insurance proceeds and reimbursement of lost profits, net of the related costs is included in the accompanying consolidated statements of income, for fiscal 2023, as a reduction of company restaurant expenses. We received from the insurance company cash of $0.5 million, net of the insurance deductible, during fiscal 2023.
(l)	Includes costs associated with the transition of our CEO, such as severance, executive recruiting costs and stock-based compensation costs associated with the transition of our former CEO.
(m)	On April 13, 2023 we made the decision to eliminate and restructure certain positions in the organization, which resulted in one-time costs of approximately $1.1 million.
(n)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2023	December 28, 2022	December 27, 2023	December 28, 2022
Adjusted net income:
Net income, as reported	$4,351	$6,536	$25,554	$20,801
Provision for taxes, as reported	1,663	2,342	9,324	8,078
Income tax receivable agreement expense (income)	(2)	(91)	103	(436)
Loss on disposal of assets	226	36	192	165
Gain on disposition of restaurants	—	(848)	(5,034)	(848)
Impairment and closed-store reserves	609	154	1,732	752
Securities lawsuits related legal expenses	—	—	—	443
Legal settlements	—	—	—	(541)
Special dividend	—	—	129	350
Special legal expenses	(162)	—	137	—
Shareholder advisory fees	—	—	293	—
Severance	—	—	1,055	—
Gain on recovery of insurance proceeds	(5)	—	(399)	—
Executive transition costs	618		618
Provision for income taxes	(2,074)	(2,154)	(9,178)	(7,622)
Adjusted net income	$5,224	$5,975	$24,526	$21,142
Adjusted weighted-average share and per share data:
Adjusted net income per share
Basic	$0.16	$0.16	$0.72	$0.58
Diluted	$0.16	$0.16	$0.71	$0.58
Weighted-average shares used in computing adjusted net income per share
Basic	31,933,975	36,442,572	34,253,542	36,350,579
Diluted	32,023,032	36,651,471	34,374,706	36,575,904

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2023	December 28, 2022	December 27, 2023	December 28, 2022
Restaurant contribution:
Income from operations	$7,461	$9,507	$39,792	$30,120
Add (less):
General and administrative expenses	10,574	9,605	42,025	39,093
Franchise expenses	10,297	8,854	38,404	36,169
Depreciation and amortization	3,958	3,673	15,235	14,418
Loss on disposal of assets	226	36	192	165
Gain on recovery of insurance proceeds, property, equipment and expenses	(5)	—	(247)	—
Franchise revenue	(10,956)	(9,363)	(41,002)	(38,225)
Franchise advertising fee revenue	(7,331)	(6,926)	(29,225)	(28,516)
Impairment and closed-store reserves	609	154	1,732	752
Gain on disposition of restaurants	—	(848)	(5,034)	(848)
Restaurant contribution	$14,833	$14,692	$61,872	$53,128

Company-operated restaurant revenue:
Total revenue	$112,247	$115,922	$468,664	$469,959
Less:
Franchise revenue	(10,956)	(9,363)	(41,002)	(38,225)
Franchise advertising fee revenue	(7,331)	(6,926)	(29,225)	(28,516)
Company-operated restaurant revenue	$93,960	$99,633	$398,437	$403,218

Restaurant contribution margin (%)	15.8%	14.7%	15.5%	13.2%